Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8371 | fax 202.663.8007

May 21, 2010

CAMAC Energy Inc.
250 East Hartsdale Ave.
Hartsdale, New York 10530

Re:         Form S-3 Registration Statement

Ladies and Gentlemen:

We are acting as counsel for CAMAC Energy Inc., a Delaware corporation (the “Company”), in connection with the Company’s Form S-3 Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2010 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to 89,467,120 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), all of which are to be offered and sold by a certain stockholder of the Company.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP